Exhibit 10.1

English Courtesy Translation of the subscription agreement entered into on March 12th, 2025

Subscription Agreement

between

Genenta Science S.p.A, with registered office in Milan, Via Olgettina no. 58, number of registration with the Companies Register and tax code 08738490963, represented by Mr. Pierluigi Paracchi, in his capacity as CEO, duly empowered (“Genenta” or the “Company”);

-    on the one hand

and

Fondazione Enea Tech e Biomedical, with registered office in Rome, Via Po, n. 12, tax code 96469190589 and VAT number 15959181007, represented by Maria Cristina Porta, , in his capacity as general manager, duly empowered (“Enea” or the “Investor”);

-    on the other side

(Genenta and Enea are hereinafter referred to jointly as “Parties” or individually as “Party”)

WHEREAS:

A)	Genenta Science S.p.A., a company with registered office in Milan (MI), Via Olgettina n. 58, registered at the Milan Companies Register, registration number and tax code 08738490963, is active, inter alia, in biotechnological research in the clinical phase, in the development of lentivirus-based gene and cell therapies in the oncology field through the use and delivery of gene-based cytokines to activate the immune system within the tumour. Genenta is also present on the US market and listed on the Nasdaq Capital Market.

B)	The share capital of Genenta, amounting to Euro 378.986,60, is currently subdivided as detailed in Annex B).

C)	Fondazione Enea is a private law foundation subject to the supervision of the Ministry of Enterprise and Made in Italy, which has been entrusted with the management of the “Technology Transfer Fund” (“Fondo per il Trasferimento Tecnologico”) already established pursuant to Article 42 of Law Decree 34/2020, as well as of the “Fund for Biomedical Research and Industrial Development” (“Fondo per la Ricerca e lo Sviluppo Industriale Biomedico”) pursuant to Article 1, paragraph 951 of Law 234/2021. Enea invests in companies operating in the national territory, including SMEs and innovative start-ups, to enhance research, development and industrial reconversion in the biomedical sector and to support technology transfer..

D)	On September 5, 2024, Enea and Genenta entered into a term sheet setting forth the main terms and conditions of an investment transaction through the subscription and payment by Enea of a mandatory convertible bond (the “Investment”) that the Parties intend to execute in order to allow Enea to support the Company’s initial programmes relating to the research and creation of new therapeutic products for the prevention and therapy of oncological pathologies and, in particular, for the development of Temferon cell and gene therapy for the clinical indication of renal cancer, with a phase 1 and phase 2 clinical trial in the Renal Cell Cancer Trial through the use of delivery of cytokines based on genes to activate the immune system within the tumor (the “Project”) on the basis of the operating plan having as its object the realization of the activities relating to the Project, which also includes the economic and financial plan associated with the Project (indicating the expenses and resources to be invested from time to time in the Project) approved by the board of directors of the Company on 26 February 2025 and attached to this agreement under Annex D (the “Plan”).

E)	Enea therefore intends to proceed with the subscription of a mandatory convertible bond, with a total nominal value of Euro 20,000,000.00 (the “MCB”), the terms and conditions of which are better regulated within the Mandatory Convertible Loan Genenta 2025-2028 (the “Regulation”) as well as according to the additional terms and conditions set forth in this agreement (the “Agreement”) in the context of a transaction exempt from registration under Regulation S (“Regulation S”) of the United States Securities Act of 1933, as subsequently supplemented and amended (the “Securities Act”).

All of the above, between the Parties

it is agreed and stipulated

the following:

1.	Premises and Annexes. Definitions

1.1	The foregoing premises and the Annexes to this Agreement constitute, for all purposes, an integral and substantial part of this Agreement.

1.2	The terms defined in the Agreement shall be used with the specific meaning respectively attributed to them by the Agreement. Terms defined in the singular shall also be understood and used in the plural, and vice versa, where the context so requires.

1.3	In the Agreement, in addition to the foregoing definitions and those contained in the following articles, the terms and expressions listed below, when used with a capital letter, have the meaning assigned to them in this paragraph 1.3.

(A)	“Agreement”: means this agreement, together with its Annexes.

(B)	“AIFA”: means the italian medicines agency (Agenzia Italiana del Farmaco).

(C)	“Antimafia Code”: means Legislative Decree No. 159/2011, and subsequent amendments.

(D)	“Business Day”: means each calendar day, with the exception of Saturdays and Sundays, and days on which ordinary credit banks are not normally open for business.

(E)	“Civil Code”: means the Italian Civil Code, approved by Royal Decree 262/1942, as subsequently amended.

(F)	“Company”: has the meaning set out in the premise A).

(G)	“Confidential Information”: shall mean any information, data or document of a confidential or otherwise non-public nature, relating to the Company and/or Enea, regardless of its “confidential” status, including, without limitation, industrial or trade secrets, information concerning industrial and financial plans, accounting, legal and/or financial information, know-how relating to the Company’s and/or Enea’s sectors of activity, regardless of its legal relevance, work procedures, development projects, customer and supplier lists, any information relating to patients current or potential patients, suppliers, professionals, the conditions of contractual relations with patients, suppliers, consultants and other commercial counterparties (including the policies applied with reference to prices, discounts, payment methods), market information in general, marketing strategies and marketing methods, computer programs, accounting data and any other information, regardless of its source, that directly or indirectly concerns the interests and economic affairs of the Company and/or of the Investor.

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(H)	“Conversion Date”: means, as the case may be, the Maturity Date or the Mandatory Early Conversion Date (as defined in the Regulation).

(I)	“Compendium Shares”: means the ordinary shares serving the conversion of the Mandatory Convertible Bonds arising from the Service Increase.

(J)	“Decree 231”: means Legislative Decree No. 231 of 8 June 2001, and subsequent amendments.

(K)	“Encumbrances”: means mortgages, pledges, rights of use, usufruct or habitation, pledges, seizures, pre-emptions, options, charges, leases, rents, comodati, occupations also without title and/or use also without title, prejudicial passive transcriptions (including easements), general and special privileges, pending or threatened litigations, claims of third parties for any reason, including inheritance, redemption rights in favour of third parties pursuant to article 1500 of the Italian Civil Code, and any other real or personal lien, encumbrance or encumbrance that, if any, could impair, hinder or diminish the ownership, full availability, marketability, value or worth of the assets from time to time indicated.

(L)	“Genenta Inc.” means Genenta Science Inc. incorporated under Delaware Laws (USA) and directly controlled by the Company, having its registered office at LaunchLabs – Alexandria Center 430 East 29th Stree New York NY 10016.

(M)	“Genenta’s Investment”: means an investment of a maximum amount of Euro 7,500,000.00 (seven million five hundred thousand/00) that the Company undertakes to make in accordance with the provisions of the Plan, using its own financial resources, in order to support and finance exclusively the costs and expenses directly related to the Project on the basis of the Plan.

(N)	“Investment” has the meaning set out in the premise E).

(O)	“Laws” means any law, decree, regulation, directive, order or decision, whether Italian, EU or foreign, issued by any competent authority

(P)	“Mandatory Convertible Bonds”: means the total No. 2,000.00 bonds, code ISINto be assigned with a unit nominal value equal to Euro 10,000.00 to be issued in two tranches by Genenta reserved for subscription to Enea, at an issue price per unit equal to Euro 10,000.00 equal to 100% of the Nominal Value.

(Q)	“Material Adverse Change”: means any event, circumstance and/or fact, unforeseen and/or unforeseeable, not ascribable to Enea’s conduct, occurring or known to Enea after the Subscription Date, which may significantly affect (i) the Company’s operating, economic, equity and financial conditions, also in relation to the continuation of the Project; as well as (ii) the Company’s ability to fulfil its obligations under this Agreement and/or the Regulation.

(R)	“Maturity Date” means the date of the third anniversary of the Issue Date.

(S)	“Milestone”: jointly indicates the Phase 1 and Phase 2 Milestone better defined below.

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(T)	“Milestone Phase 1”: indicates the achievement of safety and tolerability in the phase 1 clinical trial of the Project, which is deemed to have been achieved at the outcome of the verification and attestation by the Scientific Advisor.

(U)	“Milestone Phase 2”: indicates the approval by AIFA of the phase 2 clinical trial of the Project.

(V)	“Model 231”: means the Organisational, Management and Control Model of the Company or Enea (as the case may be) adopted from time to time pursuant to Decree 231.

(W)	“MCB”: has the meaning given in the Premise E).

(X)	“Nominal Value”: means the unit nominal value of Euro 10,000.00.

(Y)	“Ordinary Course of Business”: means any action, activity and/or initiative taken by a Person that is consistent with the previous management of that Person and is taken in the ordinary course and management of that Person’s business.

(Z)	“Party” or “Parties”: has the meaning set out in the epigraph.

(AA)	“Person”: means any person (whether natural or legal), corporation, partnership, association, organisation with (or without) legal personality and any other subject of law.

(BB)	“Plan”: has the meaning given in Premise D).

(CC)	“Project”: has the meaning set forth in Premise D).

(DD)	“Redemption Cause”: means the occurrence of one of the events of default of the Issuer listed in Article 9 of the Regulation.

(EE)	“R&D Employee Addendum”: means the addenda with content in accordance with the text in Annex (E) to be signed between the Company and each of the R&D Employees, as defined below.

(FF)	“R&D Employee Settlement Agreements”: means the settlement agreements between the Company, on the one hand, and, respectively, each of the R&D Employees, as defined below in Paragraph (R), on the other hand, with content in accordance with the text in Annex (B), to be signed in the so-called protected venue pursuant to Article 2113, paragraph 4, of the Italian Civil Code, pursuant to which each of the R&D Employees waives, inter alia, any action, right or claim in relation to the research and development and/or invention activity carried out in favour of the Company up to the First Tranche Issue Date, including any claim related to any Intellectual Property right.

(GG)	“R&D Employees”: means all employees listed in Annex (Q).

(HH)	“Regulations”: means the Regulation of the Mandatory Convertible Loan Genenta 2025-2028 referred to in the Premise (E) and annexed to this Agreement under Annex 1.3(EE) to be adopted by the Board of Directors of the Company no later than the First Tranche Issue Date.

(II)	“Regulation S”: has the meaning given to it in Preamble E).

(JJ)	“Reporting Document”: means the reporting document that the Company undertakes to provide to Enea and the Project Committee on a quarterly basis according to the structure set out in Annex 1.3 (MM).

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(KK)	“Related Parties”: has the meaning set forth in Article 3.1(a) of the Regulation of Transactions with Related Parties adopted by Consob Resolution No. 17221 of 12 March 2010 as amended.

(LL)	“Scientific Advisor”: means a company operating in the field of pharmacological science, a consultant or a university lecturer specialized in scientific matters, in any case independent and of primary standing, with adequate and proven professionalism, or a group of university lecturers and/or consultants specialized in scientific matters, in any case independent and of primary standing, with adequate and proven professionalism identified by Enea at its absolute and unquestionable discretion, in accordance with the transparency criteria and procedures applicable from time to time to Enea.

(MM)	“Second Tranche Round”: means any investment transaction in Genenta’s share capital, to be carried out (i) through the issue of one or more additional paid capital increases (regardless of the exercise of the option right pursuant to article 2441 of the Italian Civil Code), possibly in divisible form and also in several tranche for a total aggregate issue price, including share premium, equal to Euro 32,500,000.00, regardless of the nominal value of the newly issued Shares, already resolved upon or to be resolved upon by Genenta’s shareholders’ meeting (also by means of a special proxy to the Board of Directors), aimed at the subscription and release by Genenta’s current shareholders or third parties of one or more further capital increases of Genenta functional to Genenta’s development or (ii) through the issuance of additional bonds convertible into shares, warrants on the Shares or other similar instruments offered for subscription to Genenta’s shareholders or third parties (regardless of the exercise of option rights pursuant to article 2441 of the Italian Civil Code) for a total aggregate amount of Euro 32,500,000.00.

(NN)	“Securities”: means the Mandatory Convertible Bonds together with the Conversion Shares.

(OO)	“Securities Act” has the meaning set out in Preamble E).

(PP)	“Service Increase”: has the meaning set forth in Section 6.2(i).

(QQ)	“Signing Date”: means the date on which the Parties signed this Agreement.

(RR)	“Transparency Decree Law Addendum”: means the addendum with content in accordance with the text in Annex 1.3(B) to be entered into, as a fulfilment subsequent to the First Tranche Issue Date, between the Company and each of the employees employed by the Company, in accordance with the provisions of Decree-Law 104/2020.

(SS)	“US Employee Settlement Agreements”: means the settlement agreements between the Company, on the one hand, and, respectively, each of the US Employees, with content in accordance with the text in Annex 1.3(A) as defined below at Section (P) on the other hand, entered into in the so-called protected venue pursuant to Article 2113, paragraph 4, of the Italian Civil Code, pursuant to which each of the U.S. Employees waives, inter alia, any action, right or claim against the Company in connection with their work for Genenta Inc. up to the First Tranche Issue Date, including any claim related to any Intellectual Property rights of the Company.

(TT)	“US Employees”: means all employees of Genenta Inc. referred to in Annex 1.3(P).

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(UU)	“231 Compliance Obligations”: means the Company’s commitment to:

(1)	conduct all prodromal activities to update the Model 231 adopted by the Company (including risk assessment activities) in order to adapt it to the most recent amendments to Decree 231 and align it with industry best practices (e.g. Confindustria and Farmindustria), by including, by way of example and not limited to, the specific ways in which offences may be committed in the individual special sections, the regulation of information flows to and from the Supervisory Board, a whistleblowing system compliant with Legislative Decree 24/2023, a system of controls, safeguards and procedures that is appropriate to the nature, structure and business of the Company and to industry best practices and guidelines;

(2)	approve update of Model 231 at the Board of Directors.

SECTION

GENERAL PRINCIPLES

2.	Subject of the Agreement

2.1	Under the terms and conditions set forth in this Agreement, Enea and the Company undertake, each to the extent of its competence, to perform, and procure and ensure that they are performed, all acts, as well as to carry out, and procure that they are carried out, all activities and formalities necessary or even only appropriate so that

(i)	subject to the fulfilment of the Conditions Precedent for the First Tranche Issue, set forth in Article 5, the Board of Directors of the Company resolves to issue the Mandatory Convertible Bonds and Enea shall simultaneously subscribe an initial tranche (the “First Tranche”) in the amount of Euro 7,500,000.00 (the “First Tranche Issue Date”);

(ii)	subject to the fulfilment of the Second Tranche Conditions Precedent, Enea shall subscribe a subsequent tranche in the amount of Euro 12,500,000.00 (the “Second Tranche” and the “Second Tranche Issue Date” and, together with the First Tranche Issue Date, the “Issue Date”);

(iii)	on the Conversion Date, the Mandatory Convertible Bonds are redeemed by automatic conversion, pursuant to Article 2420 bis of the Civil Code, into Compendium Shares, in accordance with the Conversion Ratio;

(iv)	the Company undertakes to perform all activities related to the Project in accordance with all the provisions of the Plan, as eventually supplemented and amended, as well as to make the Genenta Investment and provide Enea and the Project Committee with the Reporting Document on a quarterly basis.

2.2	The purchase, issuance, sale and delivery of the Securities must be made pursuant to and in accordance with Regulation S. Each of the terms “United States”, “United States Person”, “Direct Attempted Sale”, “Offshore Transaction” and “Distributor” has the meaning ascribed to it under Section 902 of Regulation S.

3.	Project Committee

3.1	The Parties undertake within 10 (ten) Business Days from the Subscription Date to establish a Project monitoring committee composed of four (4) members of which: (i) two appointed by Enea, one of whom shall act as Chairman of the committee, and (ii) two appointed by the Company (the “Project Committee”).

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3.2	The Project Committee carries out activities of a preliminary, propositional and advisory nature with respect to the Company’s Board of Directors in relation to the Project and, in particular, has the task of:

(i)	conduct any appropriate examination and propose amendments to the Plan, evaluating, time by time, its adequacy with respect to the objectives of the Project and with respect to the characteristics of the Company and the reference market;

(ii)	monitoring the evolution of the Project also in the light of the new laws and international principles on the subject, monitoring the Company’s positioning with respect to the research and development markets in the biotech sector, with particular reference to the Company’s position in the field of scientific initiatives also in order to consolidate the Company’s reputation at international level;

(iii)	examine the decisions being discussed by the Company’s Board of Directors in relation to possible changes in strategy on the Project, as well as the risk profiles related to the Project’s feasibility;

(iv)	to express opinions on specific aspects concerning the identification of the main technical-scientific risks and to support the evaluations and decisions of the Board of Directors concerning the management of phenomena and circumstances related to the implementation of the Project, including any and all decisions related to Genenta’s Investment and the costs incurred in connection with the Project at the time being subject to appropriate reporting;

(v)	monitor the adequacy, effectiveness and efficiency of each activity performed in relation to the implementation of the Project taking into account all the provisions of the Plan;

(vi)	to conduct investigative activities and the verification and supervision of guidelines, objectives, and the consequent processes, including by reviewing the Reporting Documents and, more generally, monitoring and controlling the reporting of each activity related to the Project.

3.3	The Project Committee meets as often as is appropriate for the proper performance of its functions, and, in any case, at least on a quarterly basis. Meetings of the Project Committee are chaired by the Chairman or, in the event of his absence or impediment, by the oldest member.

3.4	The Chairman of the Project Committee may from time to time invite to the meetings of the Project Committee, with reference to individual items on the agenda, representatives of the corporate functions or third parties, whose presence may be of assistance to the better performance of the Committee’s functions. The Chairman of the Board of Directors and the Chief Executive Officer may attend Project Committee meetings.

3.5	Meetings of the Project Committee may also be held by means of telecommunications, provided that all participants can be identified and that such identification is recorded in the relevant minutes and that they are allowed to follow the discussion and to intervene in real time in the discussion of the topics addressed, exchanging documentation where appropriate.

3.6	For meetings of the Project Committee to be valid, a majority of the members in office must be present. The decisions of the Project Committee are taken by an absolute majority of those present, it being understood that in the event of a tie, the vote of the Chairman shall prevail. Notwithstanding the foregoing, the following matters shall be considered validly adopted if the vote in favour of at least one of the members appointed by ENEA is recorded:

(i)	any decision on any proposed changes in the scientific, operational, technical, economic characteristics of the Plan and, to that effect, of the Project;

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(ii)	any Project activity not expressly regulated under the Plan and relating exclusively to:

a.	contractual relations with parties not operating in Italy relating to manufacturing activities (including the supply of viral vectors)

b.	the performance of any activities related to the enrolment of patients in the clinical trial;

c.	collaborative relationships with the health facilities where the study related to the Project is carried out;

d.	any matters of an authorising nature of the study and amendment of any phase, including any circumstances related to Ethics Committees;

e.	any activity and/or decision related to the occurrence of the Milestone, it being expressly understood that the power to ascertain and certify the Milestone Phase 1 remains the prerogative of the Scientific Advisor, whereas the power to approve Milestone Phase 2 remains the sole responsibility of AIFA.

(iii)	any decision relating to the approval of the operational plan related to implementation activities of phase 2 trial of the Project.

3.7	The Project Committee will remain in office until the completion of the activities relating to phase 2 trial of the Project.

SECTION II

THE FIRST TRANCHE

4.	Management of the Company in the Interim Period First Tranche Issue

4.1	Except as otherwise expressly provided in this Agreement, the Company undertakes that, in the period between the Subscription Date and the First Tranche Issue Date (the “First Tranche Interim Period”), the same shall continue to carry on its ordinary course of business in continuity with its previous practice, in the best interests of the Company itself, without any initiative being taken, any contract being entered into or any activity or act being performed which exceeds the Ordinary Business Practice or which, in any case, is inconsistent with the Company’s previous management, without Enea’s prior written consent.

4.2	Enea shall be entitled to withdraw from this Agreement by written notice to be sent to the Company by the First Tranche Issue Date in the event that the Company has not complied with the provisions of this Article. If Enea exercises its right of termination, the Agreement shall automatically be deemed to be dissolved and of no force and effect (save for Articles 14 (“General Provisions”), 14.14 (“Governing Law”) and 15 (“Disputes”), which shall remain in force) and neither party shall be entitled to claim anything from the other for any reason or title whatsoever, without prejudice to the right of either Party to bring proceedings against the other in respect of any liability for any failure to perform under the Agreement which has arisen or otherwise existed prior to the exercise of the right of withdrawal or which has caused the exercise of the right of withdrawal.

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5.	Conditions Precedent to the First Tranche Issue

5.1	The Genenta’s obligation to proceed with the issue of the Mandatory Convertible Bonds and Enea’s obligation to proceed with the simultaneous subscription of the First Tranche is subject to the occurrence of all, without exclusion, of the following conditions precedent in form and substance satisfactory to Enea (collectively, the “First Tranche Conditions Precedent”):

(i)	that the Representations and Warranties of the Company are true, correct and accurate in all material respects as of the First Tranche Issue Date;

(ii)	the non-occurrence of a Material Adverse Change on the First Tranche Issue Date;

(iii)	the non-occurrence of a Repayment Cause;

(iv)	that the competent corporate bodies of the Company resolve upon the Genenta’s Investment;

(v)	that Enea has full availability of all funds necessary for the subscription of the First Tranche and the Second Tranche.

5.2	Each Party, to the extent of their respective competences, undertake to deliver to the other Party documentary evidence of the fulfilment of the Conditions Precedent.

5.3	In the event that one or more of the First Tranche Conditions Precedent has not been fulfilled by the First Tranche Issue Date (unless an extension of such period is granted in writing by Enea to the Company, by notice to be sent by the expiration of such period), the Agreement shall automatically be deemed to be ineffective (except for paragraphs 14.1 (“Effect of the Agreement”), 14.2 (“Entire Agreement and Prior Agreements”), 14.7 (“Confidentiality”), 14.4 (“Notices”), 14.12 (“Costs and Charges”) and articles 14.14 (“Governing Law”) and 15 (“Disputes”) which shall remain in force) and the Parties shall be released from any residual obligation arising therefrom, without any right or claim against the other in any respect or for any reason whatsoever, without prejudice to the right of either Party to bring proceedings against the other in respect of any liability for any breach of the provisions of the Agreement which has arisen or otherwise existed prior to the final non-fulfilment of the First Tranche Condition Precedents.

5.4	The Parties mutually acknowledge that the First Tranche Condition Precedent are established in the exclusive interest of Enea and, therefore, each of them may be waived by the latter within the terms set forth in the preceding paragraph 5.3.

6.	Execution First Tranche

6.1	The Parties agree that the activities and fulfilments referred to in this Article, which together constitute the unitary execution of the fulfilments related to the issuance and subscription of the First Tranche (the “First Tranche Execution”), shall take place, in a single context, on the First Tranche Issue Date, at the time and place to be indicated in writing by the Company to Enea prior to the First Tranche Issue Date.

6.2	In addition to any other act or thing to be done and any other contract, document or instrument to be entered into in execution of this Agreement, on the First Tranche Issue Date, the Parties shall do, and shall cause to be done, each to the extent of its competence, the following acts and things to be done in the manner set forth below (but not necessarily in the order set forth below).

(i)	If not already resolved upon, the Board of Directors of the Company, in exercise of the proxy conferred by the Extraordinary Shareholders’ Meeting held on 20 May 2021, pursuant to Article 2420-ter of the Italian Civil Code, shall resolve, inter alia, (i) a divisible capital increase to service the MCB, up to a maximum total amount of Euro 20.000,000.00 (twenty million/00) (the “Service Increase”), to be offered subscription to Enea; (ii) the approval of the adoption of the Regulation;

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(ii)	Enea shall fully subscribe for the First Tranche of the Increase by paying the total amount of Euro 7,500,000.00 (seven million five hundred thousand/00) by means of a bank transfer to the bank account registered in the Company’s name that will be communicated to Enea in due time before the Date of Issue of the First Tranche (the “First Tranche Subscription Price”);

(iii)	the Parties, each within its respective sphere of competence, shall perform, or cause to be performed, any further act and/or fulfilment, even if not expressly agreed, that is appropriate and/or necessary for the First Tranche Issue to be duly and validly completed, in accordance with all applicable provisions of Law.

6.3	The Parties mutually acknowledge and agree that (i) the Mandatory Convertible Bonds of the Company issued in favour of Enea in the context of the Service Increase shall be free and not subject to any Encumbrances, (ii) the First Tranche Subscription Price is final, binding and shall not be subject to any kind of adjustment or modification (also as a consequence of any future increase or decrease in value of the bonds issued and/or of the Company), and (iii) as a result of and following the full subscription of the First Tranche, all the revision or modification (including as a result of any future increase or decrease in the value of the bonds issued and/or of the Company), and (iii) as a result of and following the full subscription of the First Tranche, all the provisions of the Regulation shall apply between the Parties.

6.4	All performances to be performed pursuant to the preceding paragraphs this Section are to be considered as part of a single transaction so that, at the option of the Party in whose interest a particular performance is to be performed, the First Tranche Execution may not be deemed to have been completed until such specific performance has also taken place and such Party may legitimately refuse to perform its obligations if all other performances constituting the Second Tranche Execution are also not performed in a single context.

7.	Activities Subsequent to the First Tranche Issue

7.1	The Company expressly and unconditionally undertakes, on an irrevocable basis, to do everything reasonably possible so that, within 90 (ninety) days from the First Tranche Issue Date

(i)	all 231 Compliance Obligations are fulfilled;

(ii)	the signing and repetition in the so-called protected venue pursuant to Article 2113 between the Company and the US Employees of the Settlement Agreements between the Company and the US Employees;

(iii)	Genenta’s Investment pro tempore provided for under the Plan is executed in accordance with all the provisions hereof;

(iv)	the Reporting Document due on a quarterly basis is provided to Enea and the Project Committee.

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SECTION III

THE SECOND TRANCHE

8.	Condition Precedent Second Tranche

8.1	Enea’s obligation to proceed with the subscription of the Second Tranche is subject to the occurrence of all, without exclusion, of the following conditions precedent (the “Second Tranche Condition Precedent”):

(i)	the achievement of the Milestone Phase 1 and the achievement of the Milestone Phase 2;

(ii)	the completion of the Second Tranche Round;

(iii)	that the Representations and Warranties of the Company set out in Articles 1.1 (Capacity, Powers and Authorisations), 1.2 (Status of the Company), 1.3 (Capitalisation), 1.6 (Balance Sheet. Liabilities), 1.9 (Intellectual Property), 1.11 (Contracts), 1.13 (Related Party Transactions), 1.14 (Authorisations), 1.16 (Employment and Collaboration) of Annex 12.1 are true, correct and accurate in all material respects (meaning facts and circumstances not potentially giving rise to a liability in excess of Euro 3,000.000.00) as at the Second Tranche Issue Date, unless the factual situation can be changed so as to remedy the untruthfulness and this is done within [20] (twenty) days from the later of (i) the date on which the Issuer became aware of the untruthfulness and (ii) the date on which the Investor notified the Issuer of the untruthfulness.;

(iv)	the non-occurrence of a Material Adverse Change on the Second Tranche Issue Date.

(v)	the fulfilment by the Company of all obligations under Article 7.

(vi)	the non-occurrence of a Reimbursement Cause.

8.2	In the event that a Second Tranche Condition Precedent has not occurred within 18 (eighteen) months from the First Tranche Issue Date (unless an extension of such term is granted in writing by Enea to the Company, by notice to be sent by the expiry of such term), the Investor shall be released from any obligation relating to the subscription of the Second Tranche, without the Company having any right or claim against the Investor for any reason or cause whatsoever, without prejudice to the right of each Party to take action against the other with respect to any liability for breach of the provisions of the Agreement and/or the Regulation in any case existing before the final non-fulfilment of the Second Tranche Condition Precedent.

8.3	The Parties mutually acknowledge that the Second Tranche Condition Precedent are established in the exclusive interest of Enea and, therefore, may be waived by the latter within the terms set forth in the preceding paragraph 8.2.

8.4	The Parties retain the right to renegotiate in good faith the terms and conditions set forth in this Article, also taking into account the evolution of the Project.

9.	Second Tranche Execution

9.1	The Parties agree that, subject to the provisions of Article 8, subject to the fulfilment of the Second Tranche Condition Precedent, on the Second Tranche Issue Date:

(i)	the board of directors of the Company shall resolve to approve the operational plan related to implementation activities of phase 2 trial of the Project, as previously agreed upon in good faith between the Parties and without prejudice to the provisions of Paragraph 3.6(iii);

(ii)	Enea shall fully subscribe for the Second Tranche of the Service Increase by paying the total amount of Euro 12,500,000.00 (the “Second Tranche Subscription Price”) by means of a bank transfer to the bank account in the Company’s name that will be communicated to Enea in due time before the Second Tranche Issue Date (the “Second Tranche Subscription Price”);

(iii)	the Parties, each to the extent of their respective competences, shall do, or cause to be done, any further act and/or performance, even if not expressly agreed, which is appropriate and/or necessary for the proper and valid completion of the Second Tranche Execution, in accordance with all applicable laws.

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9.2	The Parties mutually acknowledge and agree that, without prejudice to the provisions of Paragraph 6.3 which shall apply mutatis mutandis, (i) the Second Tranche Subscription Price is final, binding and may not be subject to any kind of adjustment, revision or modification (also as a result of any future increase or decrease in the value of the issued bonds and/or of the Company), and (ii) as a result of and following the full subscription of the Second Tranche, all provisions of the Regulation shall apply between the Parties.

9.3	All activities to be performed pursuant to the previous paragraphs of this Article are to be considered as part of a single transaction so that, at the option of the Party in whose interest a particular performance is to be performed, the Second Tranche Performance may not be considered to have been completed until such specific performance has also taken place and such Party may legitimately refuse to perform its obligations if all other performances constituting the Second Tranche Performance are also not performed in a single context.

Section IV

CONVERSION

10.	Conditions Precedent to Conversion

10.1	The obligation of the Parties to proceed with the Conversion is subject to the non-occurrence of a Repayment Cause (the “Conversion Condition Precedent”).

10.2	In the event that the Conversion Condition Precedent has not been fulfilled by the final date of the Conversion Date (unless an extension of such term is granted in writing by Enea to the Company, by notice to be sent by the expiry of such term) the Agreement shall automatically be deemed to be void (with the exception of paragraphs 14.1 (“Effects of the Agreement”), 14.2 (“Entire Agreement and Previous Agreements”), 14.7 (“Confidentiality”), 14.4 (“Notices”), 14.12 (“Expenses and Charges”) and articles 14.14 (“Applicable Law”) and 15 (“Disputes”) which shall remain in force). As a result, in the event that the Conversion Condition Precedent is not fulfilled, the Parties shall be released from any residual obligation arising from this Agreement, without any of them having any right or claim against the other for any reason or cause whatsoever, without prejudice to Enea’s right to the restitution and full repayment of the Mandatory Convertible Bonds as provided for under the Regulation and the right of each Party to take action against the other with reference to any liability for breaches with respect to the provisions of the Agreement put in place or in any case existing before the final non-occurrence of the Conversion Condition Precedent.

10.3	The Parties mutually acknowledge that the Conversion Condition Precedent is established in the exclusive interest of Enea and, therefore, may be waived by the latter within the terms set forth in the preceding paragraph 10.2.

11.	Conversion

11.1	The Parties agree that the activities and fulfilments referred to in this Article which together constitute the Conversion (the “Conversion”) shall take place, in a single context, on the Conversion Date, at such time and place as shall be indicated in writing by the Company to Enea prior to the Conversion Date, in accordance with all of the provisions of Articles 7 and 8 of the Regulation.

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11.2	In addition to any other act or fulfilment to be performed and any other contract, document or deed to be entered into in execution of this Agreement, on the Conversion Date, the Parties shall perform, and shall cause to be performed, each to the extent of its competence, all acts and fulfilments necessary and sufficient under the Law for the purpose of assigning the Compendium Shares to Enea.

12.	Representations and Warranties

12.1	By entering into this Agreement, the Company makes in favour of Enea the representations and warranties listed in Annex 12.1 (the “Representations and Warranties”). The Representations and Warranties shall be deemed to refer (unless the context of the individual Representations and Warranties indicate otherwise) to the Subscription Date and the First Tranche Issue Date, respectively.

12.2	By entering into this Agreement, Enea makes in favour of the Company the representations and warranties listed in Annex 12.2 (the “Enea’s Representations and Warranties”). The Enea’s Representations and Warranties shall be deemed to refer (unless the context of the individual Representations and Warranties indicate otherwise) to the Subscription Date and the Issue Date, respectively.

13.	Further undertakings of the Parties

13.1	Obligations with reference to Decree 231.

By signing this Agreement the Company:

(i)	declares that the Company, its directors, managers, and employees operate in full compliance with national and international anti-corruption, anti-mafia, environmental, HSE, human rights, and modern slavery regulations, as well as any further regulations relating to offences under Decree 231 or those relevant under anti-mafia legislation;

(ii)	declares that it is aware of and complies with the regulations set out in Decree 231 and that it refrains from engaging in any conduct that might constitute one of the offences under Decree 231, regardless of whether it is actually committed or punishable (the “Offences”);

(iii)	declares that neither the Company nor its directors, executives, employees have been convicted (even if not final) or have been the recipients of a criminal decree of conviction that has become irrevocable or sentences of application of the penalty at the request of the parties pursuant to Article 444 of the Code of Criminal Procedure or of precautionary disqualification measures for one of the predicate offences referred to in Decree 231, nor that such persons have been the recipients of the measure of judicial administration pursuant to Article 34 of the Anti-Mafia Code;

(iv)	declares that there are currently no criminal proceedings or investigations pending that could entail ENEA’s liability under Decree 231;

(v)	declares that it is aware of (having read them) the contents of the Code of Ethics and the Model of Fondazione Enea (available here: https://www.eneatechbiomedical.it/modello-231/codice-etico/) and that respects the principles contained in these documents;

(vi)	undertakes to promptly notify Enea of any possible involvement in proceedings concerning offences covered by Decree 231;

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(vii)	undertakes to fulfil all Adjustment 231 obligations as soon as technically possible after the Subscription Date and in any event by the Second Tranche Issue Date; and

(viii)	acknowledges and accepts that the breach of the commitments set forth in the preceding points by the Company, or the involvement of the Company in a proceeding for a predicate offence as set forth in Decree 231, shall determine (i) the occurrence of a Repayment Cause; as well as (ii) a right to compensation of the same to be ascertained, at Enea’s discretion.

The Company further undertakes to Enea, inter alia, to ensure that the provisions of this Agreements are applied mutatis mutandis to the entity resulting from any extraordinary transactions Genenta may be subject to (e.g., merger, demerger, etc.) and that, therefore, the same are reflected in any further and different agreements that may be entered into in the context of the aforesaid extraordinary transactions.

13.2	Enea’s Observer

Enea shall have the right, but not the obligation, to appoint, at any time from the Conversion Date and for a duration equal to the lock-up period provided for in article 17 of the Regulation, one (1) observer of the Board of Directors who (i) shall have the right to attend and participate, as an auditor and without voting rights, in the meetings of the Board of Directors of the Company in an advisory capacity; (ii) shall have the right to access all documents presented/exchanged at such meetings; (iii) shall have the right to express opinions and observations on all matters under discussion. It is expressly understood between the Parties that the right of Enea to appoint the observer pursuant to this Paragraph - and the right of any appointed observer to participate in the meetings of the Board - shall cease as from the Conversion Date only if the Board of Directors of the Company includes among its members a director appointed by the Shareholders’ Meeting upon nomination of Enea.

13.3	Freedom to Operate

The Company agrees and acknowledges that Enea is an investment foundation and, as such, reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s business (as currently conducted or as currently proposed). Nothing in this Agreement shall in any way preclude or restrict Enea from evaluating or acquiring any equity interests, including any publicly traded securities, of, or investing or participating in, any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company. The Company expressly agrees that, to the extent permitted by Law, Enea shall not be held liable to the Company and/or any other Party for any claim and/or demand arising out of, or based upon, (i) the investment by Enea in any company competing with the Company, or (ii) actions taken by any partner, officer, employee or other representative of Enea in connection with assisting such competing company, whether or not such action has an adverse effect on the Company and/or any of the Related Parties; provided, however, that the foregoing does not contravene the confidentiality obligations set out in this Agreement.

13.4	Distribution Compliance

Enea agrees not to resell, pledge or transfer any Securities in the United States or to any US Person, as each such term is defined in Regulation S, during the 40 days following the Issue Date.

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13.5	Scientific Advisor

The Company and Enea undertake to accept the engagement letter that will be submitted to them by the Scientific Advisor and each of the Parties undertakes to ensure that the aforementioned engagement letter is transmitted in a reasonably useful time in order to allow Enea to confirm that the content of the same is, as far as necessary, compliant with the procedures applicable to Enea regarding the identification of the Scientific Advisor. Furthermore, Genenta undertakes to allow the Scientific Advisor access to any document reasonably required for the purpose of ascertaining and certifying the Milestone Phase 1.

The Scientific Advisor will determine and certify the achievement of the Milestone Phase 1 (the “Determination of the Scientific Advisor”).

The Determination of the Scientific Advisor must be communicated to the Parties within 30 (thirty) Business Days from the day on which he/she received the assignment. If the Scientific Advisor is not provided with the documentation requested, such term shall be considered suspended and shall start running again from the day on which the aforementioned documentation is made available to the Scientific Advisor and he is allowed, if requested, access to the Company’s offices.

The Determination of the Scientific Advisor - who will act as arbitrator in accordance with articles 1473 and 1349, paragraph 1, of the Civil Code - will be neither discretionary nor based on fairness, but must be reasonably justified. The Scientific Advisor’s conclusions shall be final and binding on the Company and Enea, except in cases of willful misconduct or manifest error, and shall supplement their respective contractual intentions.

Scientific Advisor’s fees and expenses shall be borne by the Company.

14.	General Provisions

14.1	Effects of the Agreement

The Agreement shall remain in force also after the date of the First Tranche Execution and up to the Conversion Date, in accordance with the terms set forth herein, without the necessity for the Parties to renew the assumption of those of their obligations hereunder which have not been entirely fulfilled as a result of the First Tranche Execution or as a result of the Second Tranche Execution. The Parties acknowledge that the deeds and documents signed and exchanged in the context of the First Tranche Execution and in the context of the Second Tranche Execution shall be deemed to implement the provisions of this Agreement and, therefore, such deeds and documents, unless expressly provided otherwise, shall have no novative and/or modifying and/or abdicative effect with respect to the provisions of this Agreement.

14.2	Entire agreement and previous agreements

This Agreement, together with its Annexes, and the documents required to be signed or delivered pursuant hereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings, whether written or oral, or exchanges of correspondence between the Parties with respect to the subject matter of this Agreement and the further agreements required to be entered into hereunder.

14.3	Amendments

Any amendment to the Agreement shall not be valid and binding unless it results from a written instrument signed by all the Parties.

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14.4	Communications

Any communication required or permitted by the provisions of this Agreement shall be made in writing and shall be deemed effectively and validly executed upon receipt thereof, if made by hand with acknowledgement of receipt by the addressee, by registered letter with return receipt or by express courier or by PEC, in all the aforementioned cases anticipated by e-mail, provided that it is addressed as follows

(i) if to the Company:

Genenta Science S.p.A.

Via Olgettina, 58

20123 - Milan

To the attention of Pierluigi Paracchi

PEC: genentascience@legal mail.it

E-mail: pierluigi.paracchi@genenta.com

(ii) if to Enea:

Fondazione Enea Tech e Biomedical

Via Po, 1

00198 - Roma

To the attention of Carmela Notaro – Manager Project and Investments

PEC: fondazioneeneatech@pec.it

E-mail: carmela.notaro@eneatechbiomedical.it and with copy to

Francesco.baruffi@eneatechbiomedical.it

or at such other address as each Party may notify to the other after the date of this Agreement in accordance with the foregoing provisions.

14.5	Tolerance

Any tolerance by either Party of conduct by the other in breach of the provisions contained in this Agreement shall not constitute a waiver of its rights arising out of the breached provisions nor of its right to demand the exact fulfilment of all terms and conditions contained in this Agreement.

14.6	Invalidity

Should one or more of the provisions of the Agreement be declared invalid and void or, in any event, invalid or ineffective, the Parties undertake to use their best endeavours to promptly agree on replacement agreements having the closest content to that of the provisions declared invalid and/or ineffective. In any case, the invalidity and/or ineffectiveness of one or more of the clauses shall not entail the invalidity and/or ineffectiveness of the Agreement, except as provided for in Article 1419, first paragraph, of the Italian Civil Code.

14.7	Confidentiality and announcements

(A)	The Parties undertake to maintain absolute secrecy with respect to the negotiations that have taken place, the Agreement, its terms and conditions, and anything else that is the subject of the agreements contained therein, it being understood that the modalities of any external communication relating to the foregoing shall be agreed upon by the Parties.

(B)	Are excluded from the confidentiality obligations under this paragraph 14.7:

(1)	the disclosure of the above information and documents to employees, directors, auditors and advisers of the Parties;

(2)	communications necessary to perform the Agreement or to enforce rights arising from the Agreement;

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(3)	any information is in the public domain, if this is not due to a breach of this paragraph 14.7;

(4)	information that either Party is required to disclose to one or more administrative, governmental or other authorities, domestic and/or foreign, under applicable law or by order of those authorities;

(5)	communications of information by the Parties to their partners; and

(6)	disclosures made by either Party to the credit institutions with which it has financing agreements.

14.8	Assignment of the Agreement

Neither Party may assign this Agreement and its rights and obligations hereunder to a third party without the prior written consent of the other Party

14.9	Headings

The headings of the individual articles or paragraphs have been placed for the sole purpose of ease of reading and, therefore, shall not be taken into account for the interpretation of this Agreement.

14.10	Annexes

The following documents in the form of an Annex are attached to the Agreement as an integral and substantial part thereof:

-	Annex B) – Share capital of Genenta

-	Annex D) – the Plan relating to the Project

-	Annex 1.3(A) – US Employees Settlement Agreements

-	Annex 1.3(B) – Transparency Decree Law Addendum

-	Annex 1.3(P) – US Employees

-	Annex1.3(KK) – Regulation of the Mandatory Convertible Loan

-	Annex 1.3(MM) – Reporting Document

-	Annex 12.1 – Representations and Warranties of the Company

-	Annex 12.2 – Enea’s Representations and Warranties

14.11	Recalls

Unless the context otherwise indicates, references this Agreement to Articles, paragraphs or Annexes shall be deemed to refer to Articles, paragraphs or Annexes of this Agreement.

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14.12	Expenses and charges

(A)	In the event of a First Tranche execution, the Company shall bear all charges and expenses incurred by both Parties in connection with the professional assistance relating to both the negotiation and the conclusion of the Agreement (including legal, accounting, tax and financial consultancy expenses), including duly documented expenses incurred by Enea, it being understood that in the event that the First Tranche Execution does not take place, the Parties undertake to negotiate in good faith the allocation of charges and expenses incurred in relation to professional assistance and the negotiation and stipulation of the Agreement.

(B)	It is expressly understood that indirect taxes, stamp duties, costs or expenses (including notary fees) connected with the Capital Increase and the approval of the By-laws shall be borne by the Company.

14.13	Further Fulfillment

The Parties undertake to sign and exchange all deeds and documents and to perform and do whatever else is necessary to fulfil and execute this Agreement.

14.14	Applicable law

The Contract is governed by Italian national law, by agreement of the Parties.

15.	Jurisdiction

15.1	Any dispute concerning this Agreement, as well as any amendments and/or additions thereto, including, without limitation, those relating to its validity, effectiveness, interpretation, performance and termination, shall be submitted to the exclusive jurisdiction of the Court of Milan.

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